EXHIBIT 10.D.1

AMENDMENT NO. 6 TO THE

EL PASO CORPORATION

2001 OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, El Paso Corporation (the “Company”) maintains the El Paso Corporation 2001 Omnibus Incentive Compensation Plan, effective as of January 29, 2001, as amended (the “Plan”);

WHEREAS, pursuant to Section 16.1 of the Plan, the Board of Directors or the “Plan Administrator” (as defined in the Plan) may from time to time make such amendments to the Plan as either of them may deem proper and in the best interests of the Company;

WHEREAS, the Company desires to clarify provisions of the Plan to reflect the intent of the Board of Directors and the Compensation Committee with respect to adjustments in the number of authorized shares under the Plan.

NOW THEREFORE, the following amendment shall be made to the Plan:

Section 5.5 shall be deleted in its entirety and replaced with the following:

“In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or shares of the Company or similar event, the Board of Directors or the Plan Administrator shall make such adjustments, if any, as it determines are appropriate and equitable to (i) the number of shares authorized for issuance under the Plan, (ii) the Maximum Annual Employee Grant and (iii) the number of shares and the Option Price with respect to outstanding options, limited stock appreciation rights, stock appreciation rights, and Restricted Stock. Any such adjustment shall be final, binding and conclusive on all persons claiming any right or interest under the Plan.”

IN WITNESS WHEREOF, this amendment has been executed by the undersigned, thereunto duly authorized, effective as of October 26, 2006.

EL PASO CORPORATION

By:	/s/ Susan B. Ortenstone
Susan B. Ortenstone
Its Senior Vice President, Human Resources and Administration

Attest:

/s/ David L. Siddall
Corporate Secretary